Exhibit 99.1

      Advocat Announces Results for Fourth Quarter and Year End


    FRANKLIN, Tenn.--(BUSINESS WIRE)--March 28, 2005--Advocat Inc. (NASDAQ OTC: AVCA) today announced its results for the fourth quarter and year ended December 31, 2004.
    For the fourth quarter of 2004, Advocat reported a net loss from continuing operations of $3.9 million, or $0.69 per diluted common share, compared with a net income from continuing operations of $2.1 million, or $0.33 per diluted common share, in 2003. The results for 2004 include $7.7 million in impairment charges compared with $1.7 million in the fourth quarter of 2003.

    Reclassification for Discontinued Operations

    As previously announced, the Company has made several divestitures and lease terminations in 2004, including its Canadian subsidiary, its medical supply business, three leased and two owned nursing homes in Texas, and, in 2003, two assisted living facilities in North Carolina. Each of these facilities and businesses constitute components under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," and, accordingly, the Company has reclassified each of these components to discontinued operations.

    Fourth Quarter Results

    Advocat's net revenues from continuing operations increased 8.2% to $53.6 million compared with $49.5 million in the fourth quarter of 2003. The increase in fourth quarter net revenues was primarily due to patient revenues that increased 8.5% to $50.5 million compared with $46.6 million in the fourth quarter of 2003. Higher patient revenues benefited from Medicare rate increases that were effective October 1, 2004, and increased Medicaid rates in certain states, partially offset by a 1.3% decline in census in 2004 compared with 2003. Resident revenues increased to $3.1 million in 2004 from $2.9 million in the fourth quarter of 2003.
    Total expenses from continuing operations increased to $57.0 million compared with $46.7 million in the fourth quarter of 2003. The increase in total expenses was primarily due to higher impairment charges in 2004. As a result of projected cash flows related primarily to six Company-owned assisted living facilities, the Company recorded $7.7 million in impairment charges in accordance with the provisions of SFAS No. 144. In the fourth quarter of 2003, the company had similar charges of $1.7 million. The impairment charges primarily relate to the Company's assisted living subsidiary and are primarily attributable to low occupancy in an over-bedded market, low reimbursement rates and increasing expense levels. Operating expenses increased to $40.8 million and represented 76.1% of patient and resident revenues for the fourth quarter of 2004 compared with $37.4 million, or 75.5%, of such revenues in the fourth quarter of 2003. Expenses for professional liability were $280,000 in the fourth quarter of 2004 compared to a net benefit of $248,000 in the fourth quarter of 2003.

    2004 Results

    Net income from continuing operations for 2004 was $4.4 million, or $0.68 per diluted common share, compared with a net loss from continuing operations of $12.1 million, or $2.25 per share, in 2003. Net loss from discontinued operations in 2004 was $1.7 million, or $0.26 per diluted share, compared with net income of $851,000 in 2003, or $0.16 per diluted share. Net income for common stock in 2004 was $2.5 million, or $0.42 per diluted share, compared with a net loss for common stock of $11.5 million, or $2.09 per share, in 2003. Advocat's profit for 2004 resulted primarily from non-cash expense reductions caused by downward adjustments in the Company's accrual for self-insured risks associated with professional liability claims.
    The Company's results of continuing operations for 2004 included a $1.9 million net benefit for professional liability costs, compared with an expense of $15.1 million in 2003. The reduction related to adjustments in the Company's self-insured risks associated with professional liability claims. During 2004, the Company reduced its total recorded liabilities for self-insured professional liability risks associated with the settlement of certain professional liability claims to $42.9 million, down from $47.2 million at December 31, 2003. Downward adjustments in the liability primarily resulting from the quarterly actuarial valuations were partially offset by the provision for current liability claims recorded during 2004, resulting in a net benefit of $1.9 million in 2004. These reductions were primarily the result of the effects of settlements of certain claims for amounts less than previously estimated. These self-insurance reserves are assessed on a quarterly basis, with changes in estimated losses being recorded in the consolidated statements of operations in the period identified. Professional liability costs include cash and non-cash charges recorded based on current actuarial reviews. The actuarial reviews include estimates of known claims and an estimate of claims that may have occurred, but have not yet been reported to the Company.
    As of December 31, 2004, the Company reported a liability of $42.9 million, including reported professional liability claims and estimates for incurred but unreported claims. The Company does not have cash or available resources to pay these accrued professional liability claims or any significant portion thereof.
    Net revenues increased 10.5% to $202.8 million for 2004 compared with $183.5 million in 2003. Patient revenues were up 11.1% to $190.6 million in 2004 compared with $171.5 million in 2003. Resident revenues were $12.2 million in 2004 compared with $12.0 million in 2003.
    Total expenses of continuing operations were $196.1 million in 2004 compared with $192.6 million in 2003. Operating expenses represented 77.8% of patient and resident revenues for 2004 compared with 78.9% of such revenues in 2003.

    Reimbursement Updates

    President Bush's proposed federal budget for the fiscal year beginning October 1, 2005, includes several reductions that will adversely affect Advocat's revenues if implemented. The budget eliminates the reimbursement of add-ons for high acuity patients under the Resource Utilization Group (RUG) that if implemented, will reduce revenue and cash flow before taxes by approximately $3.6 million per year. In addition, the proposed reduction of reimbursement for cross-over bad debt expense may reduce the Company's revenue and cash flow before taxes by approximately $150,000 per year when fully phased in.

    Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, uncertainty regarding the Company's ability to restructure or refinance its debt, the impact of under-insured professional liability claims, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, the impact of future licensing surveys, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. The Company will provide additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and has provided additional information in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (as well as in other filings with the Securities and Exchange Commission), which readers are encouraged to review for further disclosure of other factors that could cause actual results to differ materially from those indicated in the forward-looking statements. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
    Advocat Inc. provides long-term care services to nursing home patients and residents of assisted living facilities in nine states, primarily in the Southeast.

    For additional information about the Company, visit Advocat's web site:

    http://www.irinfo.com/avc


                             ADVOCAT INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)
                 (In thousands, except per share data)


                                 For the Three       For the Twelve
                                    Months              Months
                               Ended December 31,  Ended December 31,
                                  2004     2003      2004      2003
                               --------- --------- --------- ---------
REVENUES:
  Patient revenues, net        $ 50,526  $ 46,578  $190,584  $171,491
  Resident revenues               3,073     2,939    12,235    11,955
  Management fees                    --        --        --        82
                               --------- --------- --------- ---------
                                 53,599    49,517   202,819   183,528
                               --------- --------- --------- ---------
EXPENSES:
  Operating                      40,776    37,380   157,716   144,732
  Lease                           3,823     3,827    15,317    14,910
  Professional liability            280      (248)   (1,905)   15,137
  General and administrative      3,227     2,826    12,543    11,502
  Depreciation and amortization   1,194     1,183     4,734     4,647
  Asset impairment and other
   charges                        7,720     1,683     7,720     1,683
                               --------- --------- --------- ---------
                                 57,020    46,651   196,125   192,611
                               --------- --------- --------- ---------
OPERATING INCOME (LOSS)          (3,421)    2,866     6,694    (9,083)
                               --------- --------- --------- ---------
OTHER INCOME (EXPENSE):
     Foreign currency
      transaction gain              288        --       784        --
     Interest income                131        62       286       102
  Interest expense                 (789)     (818)   (3,069)   (3,091)
                               --------- --------- --------- ---------
                                   (370)     (756)   (1,999)   (2,989)
                               --------- --------- --------- ---------
INCOME (LOSS) FROM CONTINUING
 OPERATIONS BEFORE INCOME TAXES  (3,791)    2,110     4,695   (12,072)
PROVISION (BENEFIT) FOR INCOME
 TAXES                               60       (15)      246        --
                               --------- --------- --------- ---------
NET INCOME (LOSS) FROM
 CONTINUING OPERATIONS           (3,851)    2,125     4,449   (12,072)
INCOME (LOSS) FROM DISCONTINUED
 OPERATIONS:
  Operating income (loss), net
   of tax provision (benefit) of
   $(42), $281, $108 and $691,
   respectively                    (445)      345    (1,958)      851
  Gain on sale, net of tax
   provision of $12, $0, $436
   and $0 respectively              131        --       290        --
                               --------- --------- --------- ---------
  Net income (loss) from
   discontinued operations         (314)      345    (1,668)      851
                               --------- --------- --------- ---------
NET INCOME (LOSS)                (4,165)    2,470     2,781   (11,221)
PREFERRED STOCK DIVIDENDS,
 ACCRUED BUT NOT PAID                76        71       297       277
                               --------- --------- --------- ---------

NET INCOME (LOSS) FOR COMMON
 STOCK                         $ (4,241) $  2,399  $  2,484  $(11,498)
                               ========= ========= ========= =========

NET INCOME (LOSS) PER COMMON
 SHARE:
  Per common share - basic
     Income (loss) from
      continuing operations    $  (0.69) $   0.37  $   0.73  $  (2.25)
     Income (loss) from
      discontinued operations     (0.05)     0.07     (0.29)     0.16
                               --------- --------- --------- ---------
                               $  (0.74) $   0.44  $   0.44  $  (2.09)
                               ========= ========= ========= =========
  Per common share - diluted
     Income (loss) from
      continuing operations    $  (0.69) $   0.33  $   0.68  $  (2.25)
     Income (loss) from
      discontinued operations     (0.05)     0.06     (0.26)     0.16
                               --------- --------- --------- ---------
                               $  (0.74) $   0.39  $   0.42  $  (2.09)
                               ========= ========= ========= =========
WEIGHTED AVERAGE SHARES:
  Basic                           5,699     5,493     5,660     5,493
                               ========= ========= ========= =========
  Diluted                         5,699     6,363     6,437     5,493
                               ========= ========= ========= =========




    CONTACT: Advocat Inc., Franklin
             William R. Council, III, 615-771-7575